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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


                         Peoples Telephone Company, Inc.
                                (Name of Issuer)


                          Common Stock, $.01 par value
                         (Title of Class of Securities)


                               CUSIP No. 712574102
                                 (CUSIP Number)


                                  July 6, 1998
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed

[ ]      Rule 13d-1 (b)
[X]      Rule 13d-1 (c)
[ ]      Rule 13d-1 (d)



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                                  SCHEDULE 13G

CUSIP NO.:  712574102

(1)      NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         ING Baring (U.S.) Capital Corporation
         13-3916163

(2)      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

         (a)               [ ]

         (b)               [ ]

(3)      SEC USE ONLY

(4)      CITIZENSHIP OR PLACE OF ORGANIZATION:
         Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON

         (5)      SOLE VOTING POWER:    1,249,800

         (6)      SHARED VOTING POWER:

         (7)      SOLE DISPOSITIVE POWER: 1,249,800

         (8)      SHARED DISPOSITIVE POWER:

(9)      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON: 1,249,800

(10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
         [ ]

(11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):
         7.7%

(12)     TYPE OF REPORTING PERSON:
         CO


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ITEM 1(a).        NAME OF ISSUER:

                  Peoples Telephone Company, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  2300 Northwest 89th Street
                  Miami, FL  33172

ITEM 2(a).        NAME OF PERSON FILING:

                  ING Baring (U.S.) Capital Corporation

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  667 Madison Avenue
                  New York, NY  10021

ITEM 2(c).        CITIZENSHIP:

                  Delaware

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.01 par value

ITEM 2(e).        CUSIP NUMBER:

                  712574102


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ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR
                  13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  (a)      [ ]    Broker or dealer registered under Section 15
                                  of the Act,

                  (b)      [ ]    Bank as defined in Section 3(a)(6) of the Act,

                  (c)      [ ]    Insurance Company as defined in Section
                                  3(a)(19) of the Act,

                  (d)      [ ]    Investment Company registered under Section 8
                                  of the Investment Company Act,

                  (e)      [ ]    An Investment Adviser in accordance with Rule
                                  13d-1(b)(1)(ii)(E),

                  (f)      [ ]    An Employee Benefit Plan or Endowment Fund
                                  in accordance with Rule 13d-1(b)(1)(ii)(F),

                  (g)      [ ]    A Parent Holding Company, or Control Person
                                  in accordance with Rule 13d-1(b)(ii)(G);

                  (h)      [ ]    A Savings Association as defined in Section
                                  3(b) of the Federal Deposit Insurance Act,

                  (i)      [ ]    A church plan that is excluded from the
                                  definition of an investment company under
                                  Section 3(c)(14) of the Investment Company
                                  Act,

                  (j)      [ ]    Group, in accordance with Rule
                                  13d-1(b)(1)(ii)(J).


ITEM 4.           OWNERSHIP.

                  (a)  Amount beneficially owned:  1,249,800

                  (b)  Percent of class:  7.7%

                  (c) Number of shares as to which such person has:

                           (i)      Sole power to vote or to direct the vote:
                                    1,249,800,

                           (ii) Shared power to vote or direct the vote ___________,

                           (iii) Sole power to dispose or to direct the disposition of: 1,249,800,

                           (iv) Shared power to dispose or to direct the disposition of ___________.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
                  N/A


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ITEM 6.           OWNERSHIP OF MOVE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON. N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY. N/A

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.
                  N/A

ITEM 10.          CERTIFICATION.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.


                                    SIGNATURE

                  After reasonable inquiry and to the left of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           July 16, 1998
                                   -------------------------------
                                            (Date)

                                   ING Baring (U.S.) Capital Corp.
                                   -------------------------------
                                            (Signature)

                                   /s/Phillip R. Burnaman, Managing Director
                                   -----------------------------------------
                                            (Name/Title)


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